Exhibit 99.2
Interoffice Correspondence

Date:	September 17, 2007

To:	All EDO Employees

Copy:	W. Arnold, J. Barber, W. Murrin, E. Palacio, C. Vaughn, J. Vollmer

From:	James M. Smith

Subject:	Important Announcement
We have announced today that an agreement has been reached for ITT Corporation to acquire our company for $56 per share in cash, and subject to customary closing conditions and regulatory approvals. The total value of the transaction is $1.7 billion. The acquisition is expected to be completed by early in 2008 and requires the approval of our shareholders.
ITT, a Fortune 300 global company, headquartered in White Plains N.Y. is a multi-industry company with more than 35,000 employees working in 50 countries. ITT supplies advanced technology products and services in several growth markets and is organized into three groups. The Defense Electronics & Services group plays a vital role in international security through its communications and electronic products; space surveillance and intelligence systems; and advanced engineering and related services. In addition, their Fluid Technology group has global leadership positions in the transport, treatment and control of water, wastewater and other fluids. The Motion & Flow Control group serves growing industrial, aerospace, marine and electrical markets.
EDO will be combined with ITT’s Defense Electronics & Services group. With many complementary technologies, both companies enjoy strong technical capabilities central to the military’s future plans.
We believe this is an excellent strategic fit. It will substantially increase our business scale and open new opportunities for us. We expect that you, our employees, and our customers will benefit substantially from this combination of two technology-driven businesses.
EDO has been growing rapidly in recent years, thanks to the hard work and dedication of our employees. From a revenue base of $97 million in 1999, we have grown to our forecast of more than $1.1 billion in 2007, an 11-fold increase. By acquiring our dynamic business, ITT will significantly broaden our range of advanced-technology products and expertise. By joining ITT, a company with a similar engineering and technology culture, we will have greater resources to fund further rapid growth and support our commitment to our customers, and provide new opportunities for their business as well.

Interoffice Correspondence
The acquisition of EDO will strengthen ITT’s capabilities and expand its range of products and customers. They were drawn to our solid reputation in the industry, highly complementary customers and products, and the strength of our employee and management base.
ITT has committed that EDO employees will initially continue to be covered by current benefits, and policies and procedures. We expect no change in employees’ total compensation or, until the end of a transition period, in most employee benefits. The ESOP benefit, in which the match was made in EDO stock, will obviously be changed to a different type of match. All participants with shares allocated to their ESOP accounts as of the closing date will share in the financial benefit of this transaction. After the transaction closes, the ESOP record keeper will update all participant accounts and reflect the $56 payment for each share. Additional information regarding this process will be provided by separate communications.
There will be several steps to closing this deal, including certain required government regulatory approvals and a vote by our shareholders. An integration plan will be developed over the next few months, and we will, of course, be communicating with you in that regard. In the meantime, you should carry on with business as usual. Our customers count on your continued usual excellent efforts and attention to their requirements.
While there may, on occasion, be contact with people from ITT, you should refrain from any non-approved work related discussions prior to the close of the deal. Arrangements for any site visits or meetings will be coordinated through our New York office.
I am pleased with the greater financial security and career development opportunities that this acquisition represents to our employees. We have built a company with an outstanding reputation in the marketplace. We have a great culture based on our shared commitment to our customers, our community and to each other. I believe that with the expanded resources and capabilities that will be available through the joining of these two companies, our growth will accelerate.
I look forward to seeing these opportunities develop.
Sincerely,
James M. Smith
Chief Executive Officer